                                                                     EXHIBIT 4.1

                              DEED NUMBER TWO (2)

                                 DEED OF TRUST

         In the City of San Juan, Commonwealth of Puerto Rico, on this twenty-first (21st) day of May, nineteen hundred ninety-three (1993).


                                   BEFORE ME

                            CARLOS RODRIGUEZ CINTRON

         Attorney-At-Law and Notary Public in and for the Commonwealth of Puerto Rico, with residence and domicile in the city of Rio Piedras, Puerto Rico, and offices in the American International Plaza Building, Fifteenth (15th) Floor, two hundred fifty (250) Munoz Rivera Avenue, Hato Rey, Puerto Rico.

                                     APPEAR

         AS PARTY OF THE FIRST PART: ORIENTAL FEDERAL SAVINGS BANK, a federally chartered savings bank doing business in Puerto Rico, with principal offices at Humacao, Puerto Rico, Employer Identification Number 66-0259436 (hereinafter referred to as the "Oriental" or "Settlor" or "Trustee"), herein represented its Vice President, Andres Antonio Morgado Nacer, also known as Andres Morgado, social security number ###-##-####, of legal age, banker, married to Mayra Rita Laureano Rios, and resident of San Juan, Puerto Rico, who assures me he is authorized to appear in this deed on behalf of Oriental, and who agrees to produce evidence of such authority whenever and wherever necessary.

         I, the Notary, hereby certify and give faith that I am acquainted with the representative of the appearing party and I also attest as to his personal circumstances and residence in accordance


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with his statements. He appears to have and in my judgment he has the necessary legal capacity to execute this deed and therefore voluntarily


                                   SET FORTH

                              GENERAL DECLARATION

         WHEREAS, Oriental wants to establish a Master Trust Fund as part of the oriental Federal Savings Bank Master Prototype Defined Contribution Profit Sharing Plan, the Oriental Federal Savings Bank Master Prototype Defined Contribution Money Purchase Pension Plan, the Oriental Federal Savings Bank Master Prototype Defined Contribution Cash or Deferred Arrangement Profit-Sharing Plan (hereinafter referred to as the "Plan" or "Plan(s)"), structured pursuant to Section one hundred sixty-five (165) and any other applicable Section or Subsection of the Puerto Rico Income Tax Act of nineteen hundred fifty-four (1954), as amended (hereinafter the "PRITA");

         WHEREAS, effective thirty (30) days from the date of this trust instrument, the Plan(s) might be adopted by Employer(s) who fulfill Adoption Agreement(s) with Oriental (hereinafter referred to as the "Employer" or the "Employer(s)") in order to establish a qualified retirement plan for the exclusive benefit of its employees and beneficiaries;

                                    ARTICLE I

                       ESTABLISHMENT OF THE MASTER TRUST

         THEREFORE, a Master Trust Fund is created pursuant to Section one hundred sixty-five (165) of the PRITA, as part of the Plan(s), for the exclusive purposes of providing benefits to



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employees of the Employer(s) participating in the Plan(s) and their beneficiaries and for it to accept eligible contributions made as part of the Plan(s) and also to accept a transfer of eligible funds from other qualified retirement plans meeting the requirements of PRITA Section one hundred sixty-five (165), subject to the terms and conditions set forth herein. Trustee will hold, manage and administer all money and other property delivered to the trust, together with the income, proceeds, and other increment of such money and property, as set forth herein.

                                   ARTICLE II
                               MASTER TRUST TITLE

The Master Trust established herein will be known as the Oriental Federal Savings Bank Master Prototype Defined Contribution Plan Master Trust (hereinafter referred to as the "Trust"). The Plan(s) and the Trust shall be deemed to be and shall be construed as a single document.

                                  ARTICLE III
                                  DEFINITIONS

         The words and phrases used herein in this instrument, will have the same meaning and shall be construed in a manner similar to or as the ones used in the Plan(s), unless clearly indicated to the contrary:

         References to the term "Employer" or "Employer(s)" might be construed as including the Plan Administrator(s), or a Committee to the extent applicable under the terms of the Plan(s).

                                   ARTICLE IV
                        REGULATION OF THE TRUST AFFAIRS


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         Section 1 - Appointment of Trustee. Except as otherwise provided in this Deed, there shall be one Trustee hereunder. Trustee may designate individual trust officers to carry out specified fiduciary responsibilities under the Plan(s). The Employer(s) shall have the authority to remove the Trustee and appoint a replacement Trustee or Trustees of its choosing whenever, in its discretion, it determines that this would be in the best interests of Participants and Beneficiaries in the aggregate. However, in doing so, the Employer(s) will be responsible for any tax consequences arising from that determination.

         Section 2 - Contributions to the Trust.


                  (a) Contributions to the Trust for a Participant's benefit shall be held by Trustee in the Trust Fund and invested by Trustee as directed by the Employer(s) for the benefit of Participants and their Beneficiaries and in accordance with the provisions of the Trust document and in compliance with ERISA.

         Section 3 - Purpose. This Trust is established solely for the purposes of:

                  (a) the receipt and investment of Contributions made by Employer(s) under the terms of the Plan(s) and any income thereon;

                  (b) the receipt and investment of eligible funds transferred from other qualified retirement plans meeting the requirements of PRITA Section one hundred sixty-five (165); and

                  (c) the holding of investments, as provided in Section Seven
(7) herewith, dividends, or distributions thereon, life insurance policies and



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annuity contracts in the Trust until distributed in accordance with the provisions of the Plan(s) upon written instructions delivered to the Trust by the Employer(s).

         Section 4 - Plan Assets. Unless otherwise provided for in the Plan document, the Plan assets shall be held by Trustee solely in the interest of, and for the exclusive purpose of, providing benefits to Participants and their Beneficiaries and defraying expenses of administering the Plan(s), subject, however, to the following:

                           (i) return of mistake of fact Contributions which its
deduction is disallowed,

                           (ii) return of Contributions predicated on the
Plan(s)' initial or subsequent non-qualification,

                           (iii) return of Contributions that were conditioned
on their deductibility under PRITA section Twenty-Three (p)(1)(C)
(23(p)(1)(C)), and

                  (c) return of excess Plan(s)' assets upon Plan(s)' termination to the extent permitted by ERISA.

         All Contributions made to the Trust shall be made in accordance with the provisions of the Plan(s). Trustee shall be accountable for all Contributions received and for the eligible funds transferred from other qualified retirement plans meeting the requirements of PRITA Section one hundred sixty-five (165), but it will have no obligation to verify the propriety of such Contributions under the Plan(s) or of such funds transferred from other qualified retirement plans meeting the requirements of PRITA Section one



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hundred sixty-five (165) and may rely solely on Employer(s)' representation with respect thereto. Contributions under the Plan(s) will be accepted by the Trustee only when made through Employer(s).

         Section 5 - Accounts. The Trust shall maintain the Accounts called for under the Plan(s). The Employer(s) shall verify from time-to-time to the Trustee the names of Participants and such other information as Trustee may request. All investments, annuity contracts, and life insurance policies purchased or acquired under the Plan(s) with Contributions made by or on behalf of a Participant or with income thereon or proceeds thereof shall be held in the name of Trustee for the benefit of the Participant and his or her Beneficiaries.

         Section 6 - Prohibited Diversion. No distributions from the Trust shall be made which are prohibited by the provisions of the Plan(s). Except as otherwise provided in the Plan(s), at no time will it be possible for any part of the Trust's assets to be used for, or to be diverted to purposes other than the exclusive benefit of Participants and their Beneficiaries. Payment of the administrative expenses of the Trust, including Trustee fees, third party investment advisory and investment management fees from Trust corpus is permitted.

         Section 7 - Investment of Trust Fund.

                  (a) Under the direction of the Employer(s), Trustee shall invest the amount of each Contribution made under the Plan(s), the eligible funds transferred from other qualified retirement plans


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meeting the requirements of PRITA Section one hundred sixty-five (165) and earnings thereon, in any type of asset they see fit so long as the investment does not violate ERISA and is consistent with Trustee's fiduciary duties under ERISA. As directed by the Employer(s), Trustee is authorized to invest the Trust Fund in such bonds, notes, debentures, mortgages, equipment, trust certificates, investment trust certificates, mutual funds, preferred or common stocks to the extent permitted by the Plan(s) and by ERISA, any common, collective or commingled employee benefit trust fund maintained by the Trustee, any common, collective or commingled employee benefit trust maintained by investment managers, insurance contracts, such as individual or group annuity contracts, or in such other property, real or personal, subject to the jurisdiction of the United States District Courts or the Courts of the Commonwealth of Puerto Rico as the Trustee may deem advisable, subject to the requirements of ERISA. Trustee, in its discretion, may hold in cash such portion of the Trust Fund as shall be reasonable under the circumstances, pending investment or payment of expenses or distribution of benefits.

         In the absence of direction from the Employer(s), the Trustee is authorized to invest the Trust Fund as provided above and pursuant to the requirements of ERISA.

                  (b) Employee Directed Investments. At the Employer(s)' discretion and if applicable under the Plan(s)' terms, the Plan(s) may provide for the Participants or Beneficiaries exercise of control,



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pursuant to ERISA Section four hundred four (c) (404(c)), over the assets in their accounts by choosing the manner in which some or all of the assets in their accounts are invested from a range of investment options designated by Trustee. The investment options designated by Trustee may include any common, collective or commingled employee benefit trust fund maintained by the Trustee, and said trust may further invest in any common, collective or commingled employee benefit trust maintained by investment managers designated by Trustee. The Participants or Beneficiaries shall be able to direct the Plan(s)' Fiduciary to acquire and hold Qualified Employer Securities. The term Qualified Employer Securities refers to Employer(s)' securities that are stocks or marketable obligations.

         The Participants or Beneficiaries will exercise control if they have reasonable opportunity to given written investment instructions (or oral instructions followed by a written confirmation of such instructions returned to the Participant) to an identified Plan(s)' Fiduciary who is obligated to comply with such instructions.

         The Plan(s) will not fail to provide an opportunity for a Participant or Beneficiary to exercise control over his individual Account, merely because it:

         One: Imposes charges for reasonable expenses.

         Two: Permits a Fiduciary to decline to implement certain instructions.

         The following are some of the instructions that a Fiduciary may decline to implement:



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                  (a) Any instruction which would not be in accordance with the documents and instruments governing the Plan(s).

                  (b) Any instruction which would cause a Fiduciary to maintain the indicia of ownership of any assets of the Plan(s) outside the jurisdiction of the U.S. district courts.

                  (c) Any instruction which would jeopardize the Plan(s)' tax qualified status.

                  (d) Any instruction which would result in a prohibited transaction (as defined in Section Twenty (20)).

                  (e) Any instruction which could result in a loss in excess of the Participant's account balance.

         Three: Imposes reasonable restrictions on the frequency of investment instructions.

         A restriction will be regarded as reasonable if it is applied on a uniform and consistent basis to all Participants and Beneficiaries of the Plan(s) and, with respect to each investment alternative provided by the Plan(s), it permits the Participant or Beneficiary to give investment instructions with a frequency which is appropriate in light of the market volatility to which the investment may reasonably be expected to be subject.

         With respect to the investment alternatives made available pursuant to the terms of the Plan(s):

                  (a) At least three of such investment alternatives permit the Participant or Beneficiary to give investment instructions no less frequently


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than once within any three month period, and

         (b) The least volatile investment alternative permits the Participant or Beneficiary to give investment instructions no less frequently than he is permitted to give such instructions with respect a to the most volatile investment alternative made available by the Plan(s).

         The Plan(s) offer a broad range of investment alternatives only if the available investment alternatives are sufficient to provide the Participant or Beneficiary with a reasonable opportunity to:

                  (a) Materially affect the potential return on amounts in his individual Account.

                  (b) Choose from at least three diversified categories of investments.

                  (c) Diversify the investment of that portion of his individual Account with respect to which he is permitted to exercise control so as to minimize the risk of large losses, taking into account the nature of the Plan(s) and the size of Participants' Accounts.

                  Whether a Participant or Beneficiary has in fact exercised independent control with respect to a transaction depends on the facts and circumstances of each case.

                  The Fiduciary has no obligation to provide advice with respect to employee directed investments. In addition, he is not liable to the Participant or Beneficiary of the Plan(s) for any loss that is the direct result of that Participant's or Beneficiary's exercise of control.

         Section 8 - Distribution of the Trust. In con-


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nection with the making of any distribution from the Trust, Trustee may rely solely on the accuracy of all facts supplied at any time by the Employer(s). On receipt of a written request from the Employer(s) certifying that a Participant's benefit is payable pursuant to the Plan(s), Trustee shall distribute or apply the assets credited to such Participant's Accounts at the time or times, in the manner, and to the Participant or designated Beneficiary, specified by Employer(s).

         Upon termination of the Plan or Plan(s), the Trustee shall have no obligation to make any distribution from the Trust Fund until it shall have received the approval for doing so from the applicable government instrumentalities, or the Puerto Rico Treasury Department or a counsel opinion to the effect that the above mentioned approval is not required.

         Section 9 - Compensation of Trustee. Trustee will be entitled to compensation for its services, in an amount to be agreed in writing from time to time between the Trustee and the Employer(s). Such compensation shall be chargeable to the Trust unless the Employer(s) elect to pay it, as provided under the terms of the Plan(s) or in any other form.

         Section 10 - Expenses of the Trust. All charges attributable to the acquisition of assets and any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon, or in respect of, the Trust, may be paid from the assets of the Trust. Any transfer taxes incurred in connection with the investment and reinvestment


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of the assets of the Trust, all other administrative expenses incurred by
Trustee in the performance of its duties, including fees for legal services rendered to Trustee in respect of the Trust created hereunder, may be chargeable to the Trust unless the Employer(s) elect to pay them.

         Section 11 - Removal of Trustee. The Employer(s) shall, at any time, have the right to remove Trustee by delivering to Trustee a notice in writing to that effect, at least sixty (60) days prior to the effective date of such removal. The necessity for such sixty (60) days' notice may be waived by mutual agreement. The Employer(s) shall appoint a new Trustee after such removal has occurred. Upon removal of the Trustee, the Employer(s) shall undertake appropriate measures to avoid the disqualification of the Plan(s) under the PRITA.

         If the Trustee is removed, it shall forthwith transfer and pay over to its successor Trustee the assets of the Trust and all records pertaining thereto. Trustee may, however, reserve such assets as may be required for the payment of all its fees, compensation, costs, and expenses, and for the payment of all liabilities of or against the assets of the Trust or Trustee and, where necessary, may liquidate such reserved assets. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor Trustee.

         The removed Trustee must prepare a final report accounting for all the activities performed with respect to the assets in the Trust Fund during the


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last calendar quarter of its tenure as Trustee;

         Section 12 - Resignation of a Trustee. A Trustee shall, at any time, have the right to resign as Trustee by giving written notice to the Employer(s) at least ninety (90) days prior to the effective date of such resignation. The necessity for such ninety (90) days' notice may be waived by mutual agreement. Upon receiving such notice, the Employer(s) shall forthwith appoint a successor Trustee and, upon receipt of such an appointment, the successor Trustee is authorized to act in full capacity. The Employer(s) shall appoint a successor Trustee within ninety (90) days of receiving the Trustee's resignation.

         The retiring Trustee shall deliver to the successor Trustee all money and property held by the Trustee hereunder and the books and records held by the retiring Trustee necessary to the proper administration of the Plan(s).

         Section 13 - Records, Information.

                  (a) The Trustee shall keep accurate and detailed Accounts of all contributions, receipts, investments, distributions, disbursements, and all other transactions. All accounts, books and records relating thereto shall be open to inspection and audit by any person(s) designated by the Employer(s).

                  (b) Employer(s) agree to file in a timely manner for each taxable year any required forms and reports and, upon request, to supply a copy of such reports to Trustee.

                  (c) Unless otherwise agreed with the Employer(s), the Trustee would not be responsible


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for the preparation of any tax return or any other report or form required to be filed with any government agency by the Trust or the Plan(s). The Trustee upon request shall furnish to the Employer(s) such additional information under its control as the Employer(s) may reasonably request for preparing such reports, tax returns and forms to be filed with government agencies or delivered to Participants and their Beneficiaries.

                  (d) At the request of the Employer(s), the Trustee shall prepare and furnish to the Employer(s) a quarterly report of all the investment activity performed with respect to the assets in the Trust Fund, setting forth all receipts, investments, disbursements and other transactions effected by it during such period. This report is to be delivered to the Employer(s) within ninety (90) days after the end of the corresponding period.

                  (e) Each receipt, statement, and report furnished by Trustee to Employer(s), as applicable, shall be open to inspection by any Participant named therein for a period of sixty (60) days immediately following the date on which it is filed with Employer(s), unless otherwise provided for in the Plan(s) or in rules and regulations prescribed by the Employer(s).

         Section 14 - Responsibility for Certain Acts.

                  (a) Trustee will not be responsible in any way for the collection of Contributions provided for under the Plan(s), the purpose or propriety of any distribution made pursuant to the terms hereof, or any other action taken at Employer(s)' request.


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

                  (b) Trustee will be responsible for the administration of the Plan(s)' funds but not for the Employer Plan(s)' validity or effect, or the qualification of the Employer(s)' Plan(s) under the PRITA.

                  (c) The Trustee will not be responsible for any loss to the Trust, any liability arising from distributions made, and actions taken, and from any other liability which may arise in connection with this agreement, except for any liability arising out of its negligence, bad faith, willful misconduct or gross negligence.

                  (d) The Trustee will be under no duty to take any action other than as herein specified with respect to the Trust unless it is required to do so pursuant to ERISA or the Employer(s) furnish the Trustee with instructions in proper form and the Trustee specifically agrees to such instructions in writing.

         Section 15 - Amendment. This Trust as part of the Plan(s), may be amended in accordance with the provisions in the Plan(s)' document for amending the Plan(s).

         Section 16 - Termination of Trust. This Trust shall continue for such time as may be necessary to accomplish the purpose for which it was created; but may be terminated and discontinued for reasons beyond the control of the Trustee or of the Employer(s). In case of termination of an Employer's Plan, notice of such termination shall be given to the Trustee by an instrument in writing executed by the Employer, declaring that the Trust Agreement with respect to the Employer's Plan



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


hereby established is terminated, together with a certified copy of the resolutions properly adopted to that effect. A termination of the Trust Agreement with respect to the Employer's Plan hereby established pursuant to action of the Employer shall take effect as of the date of the delivery of such notice to the Trustee. If and when the Trust Agreement with respect to the Employer's Plan is terminated as aforesaid, the Trustee shall upon the direction of the Employer liquidate the portion of the Trust funds allocable to such Employer's Plan as promptly as possible and shall distribute said portion of the Trust funds as directed by the Employer. The Trustee shall be protected in following directions of the Employer and upon making payments pursuant to its directions shall be relieved from any and all further liability with respect to all amounts so paid. Upon termination of the Trust Agreement with respect to the Employer's Plan, the Trustee shall continue to have and exercise all of the powers and duties in this instrument set forth until liquidation and distribution of the portion of the Trust funds allocable to such Employer's Plan have been completed.

         Section 17 - Designation of Agent. The Trustee may designate an investment advisor and/or invest ment manager, as its agent, to invest pursuant to the provisions stated herein in Section Seven (7) the Contributions made under the Plan(s) and any earnings thereon in accordance with the Employer(s)' instructions or directions. The agent should abide, when applicable, by the provisions in


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this Trust document or in the Plan(s).

         Section 18 - Powers of Trustee. In addition to, and not in modification or limitation of, its civil law and statutory authority, the Trustee shall have the following powers and authority in the administration of the Trust Fund, all of which may be exercised without the order of any court:

                           (i) to receive and take title to any and all assets
and property of the Trust by instrument executed in the name of Trustee or in the name of its nominee with or without any fiduciary relationship, provided that the books of the Trust reflect factual ownership and the Trust shall be liable for the acts of their nominee;

                           (ii) to sell any Trust property, real or personal,
for cash or credit, at public or private sale; to exchange any Trust property for other property; to grant options to purchase or acquire any Trust property for other property; to grant options to purchase or acquire any Trust property; and to determine the prices and terms of any such sales, exchanges, and options;

                           (iii) to execute leases and subleases for any length
of time, even though the terms of such leases or subleases may extend beyond the termination of the Trust; to subdivide or improve real estate and tear down or alter improvements; to grant easements, give consents, and make contracts relating to real estate or its use; and to release or dedicate any interest in real estate;

                           (iv) to take any action with respect to conserving or
realizing upon the value of any Trust property and with respect to foreclosures, reorga-




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nizations, or other changes affecting Trust property; to collect, pay, contest, compromise, or abandon demands of, or against, the Trust property wherever situated, and to execute contracts, notes, conveyances, and other instruments, including instruments containing covenants and warranties binding upon and creating a charge against the Trust Fund, and containing provisions excluding personal liability;

                           (v) to exercise any conversion privilege or
subscription right available in connection with any securities or other property at any time held by the Trustee; and to vote, personally or by proxy, any shares of stock which may be held by the Trustee at any time;

                           (vi) to borrow money from any person (other than a
"party in interest," as defined in Section three (fourteen) (3(14)) of ERISA), firm, or corporation, including Trustee, binding the Trust for the payment thereof, and to secure any money so borrowed by a pledge, an assignment, a mortgage, or a conveyance covering any real or personal property, with such provisions protecting the lender as Trustee may agree upon;

                           (vii) to hold part or all of the Trust Fund in cash;

                           (viii) to employ agents, attorneys, auditors;
depositories, and proxies, with or without discretionary powers;

                           (ix) to adopt an accrual method of accounting and of
determining net profits or losses; to amortize any part or all of any premium or discount; to treat any dividend or other distribution on any investment as income or principal; to charge any expense against income or principal or apportion it between income and principal; to apportion the sales price of any asset between income and principal; and to provide, or fail to provide, a reasonable reserve against depreciation or obsolescence, but in the exercise of these powers, the Trustee shall use reasonable accounting principles and act fairly and equitably;

                           (x) to determine the market value of account balances
and assets, whenever such determination is required in connection with the administration of the Plan;

                           (xi) to maintain all books and records of the Trust
and to perform clerical, bookkeeping, and accounting work in connection with the management and administration of the Trust; and

                           (xii) to make, execute, and deliver all instruments
in writing necessary or proper for the accomplishment of any of the foregoing powers and no person dealing with Trustee shall be required to inquire into the validity of any such instrument or see to the application by Trustee of any money or other property paid or delivered to Trustee pursuant to the terms of any such instrument.

         Section 19 - Fiduciary Responsibilities and Duties. The Trustee, as Fiduciary, shall discharge his duties, including the allocation of duties with respect to the Plan(s), solely by exercising the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims; by diversifying Plan(s) investments so as to minimize the risk of large losses, unless, under the circumstances, it is clearly prudent not to do so; all subject to the terms of the Plan(s) documents insofar as the same are consistent with the provisions of Title One (I) of ERISA. Further:

                           (i) If the Trustee or any other Fiduciary with
respect to the Plan(s) who breaches any of the responsibilities, obligations, or duties imposed upon fiduciaries by Title I of ERISA, it shall be personally liable to make good to the Plan(s) any losses to the Plan(s) resulting from each such breach and to restore to the Plan(s) any profits from such Fiduciary which have been made through use of assets of the Plan(s) by the Fiduciary and shall be subject to such other equitable or remedial relief as a court of competent jurisdiction may deem appropriate. However, no Fiduciary shall be liable with respect to a breach of Fiduciary duty committed before he or she became a Fiduciary or after he or she ceased to be a Fiduciary;

                           (ii) Where there are co-Fiduciaries, they shall act
jointly in exercising their Fiduciary duties, unless the Fiduciary responsibilities have been otherwise delegated among them in accordance with the provisions of the Plan(s) for delegating such responsibilities (if any); however, in addition to any liability of a Fiduciary for his or her own breaches of Fiduciary responsibility under (a) above, a Fiduciary shall be liable for the breach of responsibility of another Fiduciary to the Plan(s) if:

                                    (I) he knowingly participates in or conceals
an act or omission of a co-Fiduciary knowing the same to be a breach;

                                    (II) by failure to carry out his own
specific administrative responsibilities, a Fiduciary enables another Fiduciary of the Plan(s) to commit a breach; or

                                    (III) he has knowledge of a breach by a
Fiduciary of the Plan(s) and makes no reasonable effort under the circumstances to remedy the breach.

         Section 20 - Prohibited Transactions. The Trustee, as Fiduciary, shall not (unless exempted by the Secretary of Labor or Secretary of the Puerto Rico Treasury) cause the Plan(s) to engage in any of the following transactions with a party in interest:

                  (i) the sale or exchange of the Plan(s)' property;

                  (ii) the loan of money or extension of credit, except as provided under the Plan(s)' loan provisions;

                  (iii) the furnishing of goods, services, or facilities;

                  (iv) the transfer of Plan(s)' assets to or use by or for, the benefit of such person, except in the form of benefits to which he or she is entitled as a Plans) Participant.

         For this purpose, the term "party in interest" shall mean:

                  (i) any Fiduciary (including, but not limited to, any administrator, officer, Trustee, or custodian), counsel, or Employee of the Plan(s);



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

                  (ii) a person providing services to the Plan(s).

                  (iii) an employer whose Employees are covered by the Plan(s);

                  (iv) an Employee organization, any of the members of which are covered by the Plan(s);

                  (v) an owner, directly or indirectly, of 50% or more of the following:

                           (I) the combined voting power of all classes of
voting stock or the total value of all classes of stock of a corporation;

                           (II) the capital or profits from an interest in a
partnership;

                           (III) the beneficial interest in a Trust or
unincorporated organization, which is the employer under (iii), above, or the Employee organization under (iv), above;

                  (vi) a relative (meaning spouse, ancestor, lineal descendant, or spouse of a lineal descendant) of any person described in (i), (ii), (iii), or (iv);

                  (vii) a corporation, partnership, Trust, or estate in which fifty percent (50%) or more of (v)(I) or (II), above, is owned, directly or indirectly, or held, by a person described in (i) through (v), above.

                  (viii) an Employee, officer, director, or persons having powers or responsibilities similar to those of officers or directors, or a ten percent (10%)-or-more shareholder, directly or indirectly, of a person described in (ii)-(v) or (vii), above, or of the Plan(s);

                  (ix) a ten percent (10%)-or-more (directly or



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

indirectly in capital or profits) partner or joint venturer of a person described in (ii)-(v) or vii), above.

         Section 21 - Savings Clause. Nothing in this Trust shall preclude:

                  (a) the Plan(s) from purchasing insurance for itself to cover losses by reason of the act or omission of a Fiduciary, provided that the insurer has recourse against the Fiduciary in case of his breach of Fiduciary obligation;

                  (b) a Fiduciary from purchasing insurance to cover liability from and for his own account; or

                  (c) Employer(s) from purchasing insurance to cover liability of one or more persons who serve as Fiduciaries under the Plan(s).

         Section 22 - Bonding. Unless exempted by the Secretary of Labor, every Fiduciary of the Plan(s) (other than a Trustee/custodian which is a bank that meets the requirements of Section Four Hundred Twelve (a) (two) (412(a)(2)) of ERISA), shall be bonded by a surety bond in an amount determined at the beginning of each year which is the greater of ten percent (10%) of the amount of the funds handled or ONE THOUSAND DOLLARS ($1,000), but, in all events, not more than FIVE HUNDRED THOUSAND DOLLARS ($500,000).

         Section 23 - Miscellaneous. Any notices from Trustee to Employer(s) provided for in this Trust document shall be effective if sent by first class mail to Employer(s)' last known address of record.

         Section 24 - Standard of Care. Except as otherwise specifically provided herein, Trustee shall discharge its duties as set forth in the



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

Plan(s) and Trust solely in the interest of Participants and their Beneficiaries, and:

                  (i) for the exclusive purpose of

                           (I) providing benefits to Participants and their
Beneficiaries, and

                           (II) defraying the reasonable expenses of
administering the Plan(s);

                  (ii) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims; and

                  (iii) by diversifying the investments of the Plans) so as to minimize the risk of large losses, unless, under the circumstances, it is clearly prudent not to do so.

         Section 25 - Governing Law. Except as otherwise provided by ERISA, this Deed of Trust shall be construed and regulated by the laws of the Commonwealth of Puerto Rico.

         Section 26 - Availability of Copies of Deed of Trust. Unless otherwise provided for in the Plan(s), or in rules and regulations prescribed by the Employer(s), a copy of this Deed of Trust shall be kept on file at the offices of Trustee, available for inspection during regular working hours, and upon request will be furnished to any Participant or Beneficiary.

                            ACCEPTANCE AND EXECUTION

         The appearing party, in its capacities as Settlor and Trustee, and through its representative hereby accept, ratify and confirm this Deed of


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

Trust, and I, the Notary Public, hereby certify that I have notified the appearing party of the pertinent legal warnings and of the legal effects of this document, as well as of the right to have witnesses present at the execution hereof, which right was waived.

         I further certify that the appearing party read this Deed of Trust before me, the Notary, and that this Deed, having been read, was approved and ratified by the appearing party through its representative who fixed his initials on all and each of the pages of this Deed and signed his name on the last page of this document before me, the Notary Public.

         TO ALL OF WHICH, and as to the appearing party, I, the Notary Public, authorizing this document, under my notarial faith and under signature, rubric, sign and seal, GIVE FAITH.


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